Exhibit 99.1

November 16, 2020

DISH Signs Multi-Year Anchor Tenant Tower Agreement
with Crown Castle

November 16, 2020 — ENGLEWOOD, COLO. & HOUSTON — DISH and Crown Castle today announced a long-term agreement through which Crown Castle will lease DISH space on up to 20,000 communication towers. As part of the agreement, DISH will receive certain fiber transport services and also have the option to utilize Crown Castle for pre-construction services. The agreement encompasses leases on towers located nationwide, helping DISH facilitate its buildout of the first open, standalone and virtualized 5G network in the U.S.
Crown Castle is the first infrastructure partnership DISH has announced. Over the past several months, DISH has made several wireless vendor announcements, including software, core, BSS/OSS, and 5G radios. These agreements provide a clear path toward DISH's rollout of a nationwide 5G network.
"The announcement of Crown Castle as our first tower partner marks an important milestone for DISH as we set our sights on building a first of its kind 5G network in the U.S.," said Dave Mayo, DISH Executive Vice President of Network Development. "Crown Castle brings the experience and broad tower portfolio we need, from major markets to more rural areas, to help DISH bring to life the promise of our standalone, nationwide 5G network."
"We are excited to establish this long-term strategic relationship with DISH, and we look forward to supporting their nationwide 5G network deployment for years to come," stated Jay Brown, Crown Castle's Chief Executive Officer. "DISH's 5G network buildout marks an important development for the industry, and we believe our ability to offer towers, small cells and fiber solutions at scale provides us the best opportunity to deliver value as we support their wireless infrastructure needs."
ABOUT DISH
DISH Network Corporation is a connectivity company. Since 1980, it has served as a disruptive force, driving innovation and value on behalf of consumers. Through its subsidiaries, the company provides television entertainment and award-winning technology to millions of customers with its satellite DISH TV and streaming SLING TV services. In 2020, the company became a nationwide U.S. wireless carrier through the acquisition of Boost Mobile. DISH continues to innovate in wireless, building the nation's first cloud native, OpenRAN-based 5G broadband network. DISH Network Corporation (NASDAQ: DISH) is a Fortune 250 company.

ABOUT CROWN CASTLE
Crown Castle International Corp. (NYSE: CCI) owns, operates and leases more than 40,000 cell towers and approximately 80,000 route miles of fiber supporting small cells and fiber solutions across every major U.S. market. This nationwide portfolio of communications infrastructure connects cities and communities to essential data, technology and wireless service – bringing information, ideas and innovations to the people and businesses that need them. For more information on Crown Castle, please visit www.crowncastle.com.
MEDIA CONTACTS
DISH: Caroline Krause; Caroline.Krause@dish.com
Crown Castle: Andrea Bradford; Andrea.Bradford@crowncastle.com